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                                                                    EXHIBIT 99.6

[TIC ACQUISITION LLC LETTERHEAD]
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December 31, 1998

To the Special Committee
Irvine Apartment Communities, Inc.
550 Newport Center Drive, Third Floor
Newport Beach, California 92660

Attention: Messrs. Anthony Frank and Buzz McCoy

Gentlemen:

     As has been discussed, this letter will confirm that we are extending the time for you to respond to our proposal of December 1, 1998 from December 31, 1998 to January 18, 1999.

     It is our expectation that negotiations will be finalized by that time for the benefit of all shareholders. We stand ready to meet with you at your earliest convenience to resolve matters with regard to the proposal.

                                        Very truly yours,

                                        /S/ MICHAEL D. MCKEE
                                        -----------------------------------
                                        Michael D. McKee